CREDIT AGREEMENT

DATED AS OF NOVEMBER 1, 2011

BY AND AMONG

MID-AMERICA APARTMENTS, L.P.,

AS BORROWER,

AND

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS SYNDICATION AGENT,

KEYBANC CAPITAL MARKETS

AND

WELLS FARGO SECURITIES, LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

AND

JPMORGAN CHASE BANK, N.A.,

REGIONS BANK

AND

UBS SECURITIES LLC,

AS CO-DOCUMENTATION AGENTS

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 1st day of November, 2011, by and among MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide an unsecured revolving credit facility to the Borrower; and

WHEREAS, the Agent and the Lenders are willing to provide such unsecured revolving credit facility to the Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1        Definitions.  The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice.  See §2.11(a).

Additional Subsidiary Guarantor.  Each additional Subsidiary of the Borrower which becomes a Subsidiary Guarantor pursuant to §5.2.

Adjusted Consolidated EBITDA.  On any date of determination, the sum of (a) the Consolidated EBITDA for the preceding four (4) fiscal quarters minus (b) the Capital Reserves for such period.

Adjusted Net Operating Income.  On any date of determination, the sum of (a) the Net Operating Income for the preceding two (2) fiscal quarters annualized minus (b) the Capital Reserves for such period.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.  In no event shall Agent or any Lender be deemed to be an Affiliate of Borrower.

Agent.  KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel.  McKenna Long & Aldridge LLP or such other counsel as selected by Agent.

Agreement.  This Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  See §4.2.

Applicable Margin.

(a)           On any date, the Applicable Margin set forth below based on the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value as of such date:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than 45%	1.65%	0.65%
Pricing Level 2	Greater than or equal to 45% but less than 50%	1.90%	0.90%
Pricing Level 3	Greater than or equal to 50% but less than 55%	2.15%	1.15%
Pricing Level 4	Greater than or equal to 55%	2.40%	1.40%

The initial Applicable Margin shall be at Pricing Level 2.  At such time as this subparagraph (a) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value in effect on the first day of such Interest Period.  The Applicable Margin shall not be adjusted based upon such ratio, if at all, until three (3) Business Days after the delivery by REIT or Borrower to the Agent of the Compliance Certificate at the end of a fiscal quarter.  In the event that REIT or Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 4 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, three (3) Business Days following receipt of such Compliance Certificate.

(b)           From and after the time that Agent first receives written notice from REIT or Borrower that REIT has first obtained an Investment Grade Rating and that REIT elects to use such Investment Grade Rating as the basis for the Applicable Margin, the Applicable Margin shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value shall be payable as provided in § 2.6):

Pricing Level	Credit Rating Level	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
I	Credit Rating Level 1	1.05%	0.05%
II	Credit Rating Level 2	1.25%	0.25%
III	Credit Rating Level 3	1.45%	0.45%
IV	Credit Rating Level 4	1.85%	0.85%

At such time as this subparagraph (b) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level.  From and after the first time that the Applicable Margin is based on REIT’s Investment Grade Rating, the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger.  Collectively and individually as the context may require, KeyBanc Capital Markets and Wells Fargo Securities, LLC, or any successor.

Assignment and Acceptance Agreement.  See §18.1.

Authorized Officer.  Any of the following Persons:  Albert M. Campbell, Andrew Schaeffer, Timothy Argo, Leslie B.C. Wolfgang and such other Persons as the Borrower shall designate in a written notice to Agent.

Balance Sheet Date.  June 30, 2011.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) one-half of one percent (0.5%) per annum above the Federal Funds Effective Rate or (c) the applicable LIBOR for one month interest period plus one percent (1.0%) per annum.  Any change in the Base Rate resulting from a change in such “prime rate” or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs.  The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

Base Rate Loans.  Revolving Credit Loans and Swing Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Base Availability.  On any date of determination, the Borrowing Base Availability shall be the amount which is the lesser of (a) the maximum principal amount which, when added to the total outstanding balance of Consolidated Total Unsecured Indebtedness (including the Loans and Letter of Credit Liabilities), would not exceed sixty percent (60%) of Unencumbered Asset Value as most recently determined under this Agreement, and (b) the maximum principal amount which when added to the total outstanding balance of Consolidated Total Unsecured Indebtedness (including the Loans and Letter of Credit Liabilities) and bearing interest at an interest rate equal to the Unencumbered Debt Service would not cause the Unencumbered Interest Coverage Ratio to be less than 2.0 to 1.0.

Borrowing Base Certificate.  See §7.4(c).

Breakage Costs.  The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building.  With respect to each Unencumbered Borrowing Base Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located and New York, New York are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve.  For any period and with respect to any improved Real Estate, an amount equal to (i) $200 per apartment unit multiplied by (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.  If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of REIT and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Entities.

Capitalization Rate.  Seven and one-quarter percent (7.25%).

Capitalized Lease.  A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value.  For any Real Estate as of any date of determination, an amount equal to (a) the Adjusted Net Operating Income for such Real Estate for the previous two (2) fiscal quarters annualized divided by (b) the Capitalization Rate.

Cash Equivalents.  As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA.  See §6.20(a).

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)           any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Parent equal to at least thirty percent (30%);

(b)           as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c)           the Borrower or any Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d)           REIT (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least eighty-five percent (85%) of the economic, voting and beneficial interests of the Borrower, (ii) fails to be the sole general partner of the Borrower, or (iii) shall fail to control the management and policies of the Borrower; or

(e)           the Borrower (or in the event that the Subsidiaries of Borrower which own the projects commonly known as Woods of Post House, Paddock Club Florence, Hunter’s Ridge and/or Austin Chase become Subsidiary Guarantors, Borrower and REIT) (i) fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interests of each Subsidiary Guarantor, or (ii) shall fail to control the management and policies of each Subsidiary Guarantor; or

(f)           Both of H. Eric Bolton, Jr. and Albert M. Campbell III shall cease to be the Chairman of the Board and Chief Executive Officer and Chief Financial Officer, respectively, of the REIT, and competent and experienced directors or officers, as applicable, shall not be reasonably approved by the Agent within three (3) months of such event.

Closing Date.  The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code.  The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral Account.  A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans (other than Swing Loans) to the Borrower and to participate in Swing Loans and Letters of Credit, as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase.  An increase in the Total Commitment to not more than $400,000,000.00 pursuant to §2.11.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Compliance Certificate.  See §7.4(c).

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA.  For any period of determination, an amount equal to the EBITDA of REIT and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Entities.  Collectively, the REIT and all Subsidiaries of the REIT.

Consolidated Fixed Charges.  For any period of determination, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) all Preferred Distributions paid during such period (other than Preferred Distributions paid by a Consolidated Entity to another Consolidated Entity), plus (c) the scheduled principal amount of all amortization payments in respect to Indebtedness of the Consolidated Entities during such period (other than any such Indebtedness owed to another Consolidated Entity and any balloon payments), plus (d) such Person’s Unconsolidated Allocation Percentage in the fixed charges referred to above of its Unconsolidated Entities for such period.

Consolidated Interest Expense.  For any period of determination, (a) total interest (whether accrued or paid) actually payable by the Consolidated Entities, together with the interest portion of payments on Capitalized Leases of the Consolidated Entities, determined on a Consolidated basis for such period minus (b) any non-cash amounts included in such total Interest Expense which reflect the amortization of deferred financing charges for such period.

Consolidated Tangible Net Worth.  As of any date of determination, with respect to the Consolidated Entities determined on a Consolidated basis, the sum of (a) Consolidated Total Asset Value minus (b) Consolidated Total Indebtedness.

Consolidated Total Asset Value.  On a Consolidated basis for the Consolidated Entities, Consolidated Total Asset Value shall mean as of any date of determination the sum of the following (without duplication):

(a)           with respect to Real Estate, owned by REIT, the Borrower and their respective Wholly Owned Subsidiaries for four (4) full fiscal quarters or more (other than those included under clauses (c) and (d) below), (x) the Adjusted Net Operating Income attributable to such Real Estate for the period of the two (2) fiscal quarters most recently ending prior to the date of determination annualized divided by (y) the Capitalization Rate; plus

(b)           with respect to Real Estate owned by REIT, the Borrower and their Wholly Owned Subsidiaries for less than four (4) full fiscal quarters (other than those included under clauses (c) and (d) below), the undepreciated book value determined in accordance with GAAP of all such Real Estate; plus

(c)           the undepreciated book value determined in accordance with GAAP of all Development Properties owned by REIT, the Borrower and their respective Wholly-Owned Subsidiaries; plus

(d)           the undepreciated book value determined in accordance with GAAP of all Unimproved Land owned by REIT, the Borrower and their respective Wholly-Owned Subsidiaries; plus

(e)           the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries as of the date of determination determined in accordance with GAAP; plus

(f)           the REIT’s Unconsolidated Allocation Percentage of the Consolidated Total Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Entity.

For purposes of determining Consolidated Total Asset Value, assets no longer owned as of a date of determination shall be excluded from such calculation.

Consolidated Total Indebtedness.  All Indebtedness of the Consolidated Entities determined on a Consolidated basis.

Consolidated Total Secured Indebtedness.  On any date of determination, all Secured Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) such Person’s Unconsolidated Allocation Percentage of the Secured Indebtedness of its Unconsolidated Entities.

Consolidated Total Unsecured Indebtedness.  On any date of determination, all Unsecured Indebtedness of the Consolidated Entities determined on a Consolidated basis and shall include (without duplication) such Person’s Unconsolidated Allocation Percentage of the Unsecured Indebtedness of its Unconsolidated Entities.

Contribution Agreement.  That certain Contribution Agreement as may be required to be executed by the Borrower and the Guarantors (including each Additional Subsidiary Guarantor which may hereafter become a party thereto) pursuant to the terms hereof, in the form attached hereto as Exhibit J, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request.  A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Credit Rating.  As of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to REIT’s long-term senior unsecured non-credit enhanced debt by either of the Rating Agencies.  A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  A credit rating of BBB+ from S&P is equivalent to a credit rating of Baa1 by Moody’s and vice versa.  It is the intention of the parties that if REIT shall only obtain a credit rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating.  If REIT shall have obtained a credit rating from both of the Rating Agencies, the higher of the two ratings shall control, provided that the lower rating is only one level below that of the higher rating.  If the lower rating is more than one level below that of the higher credit rating, the operative rating would be deemed to be one rating level lower than the higher of the two ratings.  In the event that REIT shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from one of the Rating Agencies, the operative rating would be deemed to be one rating level lower than the remaining rating.  In the event that REIT shall have obtained a credit rating from both of the Rating Agencies and shall thereafter lose such rating (whether as a result of withdrawal, suspension, election to not obtain a rating, or otherwise) from both of the Rating Agencies, REIT shall be deemed for the purposes hereof not to have a credit rating.  If at any time either of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.

Credit Rating Level.  One of the following four pricing levels, as applicable, and provided, further, that, from and after the time that Agent receives written notice that REIT has first obtained an Investment Grade Rating and elected to use such Investment Grade Rating as the basis for the Applicable Margin, during any period that REIT has no Credit Rating Level, Credit Rating Level 4 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P or Baa1 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P or Baa2 by Moody’s and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P or Baa3 by Moody’s and Credit Rating Levels 1 and 2 are not applicable; and

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P or Baa3 by Moody’s or there is no Credit Rating.

Default.  See §12.1.

Defaulting Lender.  Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of such Lender’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (b) (i) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure arises from such Lender’s good faith determination that a condition precedent to funding (specifically identified) has not been satisfied, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent and Borrower that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person).  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Default Rate.  See §4.12.

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, rate cap transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts as reasonably acceptable to Agent and Borrower (which may include the Agent or any Lender).

Development Property.  Any Real Estate owned or acquired by the REIT, Borrower or any of their respective Subsidiaries and on which the Borrower or any of its Subsidiaries is actively pursuing construction of one or more buildings for use as a multifamily property and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of the REIT, Borrower or such Subsidiary; provided that any such property will no longer be considered to be a Development Property at the earlier to occur of (i) the first date that not less than 85% of the apartment units in such multifamily property are subject to a lease and (ii) such Real Estate having been in operation for four (4) full fiscal quarters.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Guarantors, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.

EBITDA.  For any period (without duplication), the consolidated Net Income (or Loss) of the Consolidated Entities for such period (before deduction for minority interests in any of the Consolidated Entities and excluding any adjustments for “straight-line rent accounting”), plus (A) the following items to the extent deducted in computing such consolidated Net Income (or Loss) for such period:  (i) Consolidated Interest Expense of the Consolidated Entities for such period, (ii) consolidated income tax expense of the Consolidated Entities for such period, (iii) consolidated expenses associated with the upfront costs of acquisitions and not otherwise capitalized, and (iv) consolidated real estate depreciation, amortization, and other extraordinary and non-cash items of the Consolidated Entities for such period (except, in the case of such other non-cash items, to the extent that a cash payment will be required to be made in respect thereof in a future period), minus (B) the following items to the extent included in computing such consolidated Net Income (or Loss) for such period:  (i) all consolidated gains (or plus all consolidated losses) attributable to any sales or other dispositions of assets, debt restructurings or early retirement of debt of the Consolidated Entities in such period, and (ii) all income (or plus all losses) from all Unconsolidated Entities, plus (or minus, as applicable) (C) the Unconsolidated Allocation Percentage of any of the items described above in this definition that are attributable to any Unconsolidated Entity for such period.

Eligible Real Estate.  Real Estate:

(a)           which is wholly-owned in fee (or leased under a Ground Lease) by the REIT, Borrower or a Subsidiary Guarantor;

(b)           which is located within the continental United States;

(c)           which is either (i) Unimproved Land, (ii) a Development Property, (iii) the Headquarters, or (iv) an income-producing multifamily property, which contains improvements that are in operating condition and available for occupancy, is currently open for business to the public and has been fully and continuously operating during the immediately preceding three (3) month period, and with respect to which valid certificates of occupancy and all other operating permits and licenses have been validly issued and are in full force and effect.

(d)           as to which all of the representations set forth in §6 of this Agreement concerning Unencumbered Borrowing Base Property are true and correct; and

(e)           which is in compliance with and would not cause a Default or Event of Default under this Agreement.

Eligible Real Estate Qualification Documents.  See §7.17.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See §6.20(a).

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering.  The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and all regulations and formal guidance issued thereunder.

ERISA Affiliate.  Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code or §4001 of ERISA, and any predecessor entity of any of them.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA as to which the requirement of notice has not been waived or any other event with respect to which the Borrower or an ERISA Affiliate could have liability under ERISA §4062(e) or §4063.

Excluded FATCA Tax.  Any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

Event of Default.  See §12.1.

Existing Credit Facilities.  The credit facilities of Borrower more particularly described on Schedule 1.3 hereto.

Existing Letters of Credit.  The letters of credit issued by Regions Bank and described on Schedule 1.4 hereto.

Facility Fee.  See §2.3(b).

FATCA.  Sections 1471 through 1474 of the Internal Revenue Code.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate or, if such rate is not so published for any day that is a Business Day the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Fronting Exposure.  At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funds from Operations.  With respect to REIT and its Subsidiaries for any period, on a Consolidated basis (and in accordance with the standards established by the Board of Governors of NAREIT in its March 1995 White Paper, as amended in November 1999 and April 2000), Net Income, excluding to the extent included to arrive at Net Income:  (i) gains (or losses) from sales of property and extraordinary and unusual items, (ii) depreciation and amortization, and (iii) expenses (not otherwise capitalized) associated with the upfront costs of acquisitions.  Adjustments for Unconsolidated Entities will be calculated to reflect funds from operations on the same basis.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Ground Lease.  An unsubordinated ground lease as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Collectively, REIT and the Subsidiary Guarantors (including all Additional Subsidiary Guarantors), and individually any one of them.

Guaranty.  The Unconditional Guaranty of Payment and Performance dated of even date herewith given by REIT and, if required by the terms of this Agreement, the Subsidiary Guarantors (including each Additional Subsidiary Guarantor which may hereafter become a party thereto) to and for the benefit of Agent and the Lenders as the same may be modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Required Lenders.

Hazardous Substances.  See §6.20(b).

Headquarters.  The REIT’s corporate headquarters, which is wholly owned by the Borrower and located at 6584 Poplar Avenue, Memphis, Tennessee.

Increase Date.  See §2.11(a).

Increase Notice.  See §2.11(a).

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business not more than 180 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be solely satisfied by the issuance of Equity Interests); (f) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (g) such Person’s Unconsolidated Allocation Percentage of the Indebtedness of any Unconsolidated Entity of such Person.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).  All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

Interest Payment Date.  As to each Base Rate Loan, the fifth (5th) day of each calendar month during the term of such Loan.  As to each LIBOR Rate Loan, the last day of the applicable Interest Period and on the date such LIBOR Rate Loan is converted or paid in full, provided that in the event that the Interest Period shall be for a period of six (6) months, then interest shall also be payable on the three (3) month anniversary of the commencement of such Interest Period.

Interest Period.  With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three  or six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)          if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)         any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)         no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investment Grade Rating.  A Credit Rating of BBB- or better by S&P or Baa3 or better by Moody’s.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender.  KeyBank, in its capacity as the Lender issuing the Letters of Credit, and any successor thereto.  Regions Bank shall be the Issuing Lender with respect to the Existing Letters of Credit.

Joinder Agreement.  The Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

KeyBank.  As defined in the preamble hereto.

Leases.  Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lenders.  KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18).  The Issuing Lender and Swing Loan Lender shall each be a Lender, as applicable.

Letter of Credit.  Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower or its Subsidiaries in accordance with §2.10.

Letter of Credit Liabilities.  At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Loan).  For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.

Letter of Credit Request.  See §2.10(a).

LIBOR.  For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as reasonably determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans.  Those Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Lien.  See §8.2.

Loan Documents.  This Agreement, the Notes, the Guaranty, the Joinder Agreement, the Letter of Credit Requests and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantors in connection with the Loans.

Loan Request.  See §2.7.

Loan and Loans.  An individual loan or the aggregate loans (including Revolving Credit Loans and Swing Loans), as the case may be, in the maximum principal amount of $250,000,000.00 (subject to increase in §2.11) to be made by the Lenders hereunder.  All Loans shall be made in Dollars.  Amounts drawn under Letters of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Manager.  Mid-America Apartments, L.P., a Tennessee limited partnership.

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT and its Subsidiaries considered as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

Material Contract.  Any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, REIT or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

Material Subsidiary.  Any Subsidiary of REIT which has total asset value that constitutes in excess of five percent (5%) of Consolidated Total Asset Value.  For the purposes of this definition, the asset value shall be calculated consistent with the definition of Consolidated Total Asset Value.

Maturity Date.  November 1, 2015, as such date may be extended as provided in §2.12, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Moody’s.  Moody’s Investor Service, Inc or its successor.

Mortgage Notes.  Seller financing notes that the Borrower has received from purchasers of its properties.  For purposes of calculations in this Agreement, Mortgage Notes shall be valued in accordance with GAAP (including write-offs for uncollectability).

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) or §4001(a)(3) of ERISA or §414(f) of the Code maintained or contributed to by the Borrower, any Guarantor or any ERISA Affiliate.

Net Income (or Loss).  With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds.  The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith.

Net Operating Income.  For any Real Estate and for a given period, the sum of the following (without duplication):  (a) gross revenues (including interest income) received in the ordinary course from such Real Estate minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Real Estate, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the REIT, Borrower or any Subsidiary, any property management fees, debt service charges, income taxes, depreciation, amortization, other non-cash expenses, and any extraordinary, non-recurring  expense associated with any financing, merger, acquisition, divestiture or other capital transaction) minus (c) a management fee in the amount of three percent (3.0%) of the gross revenues for such Real Estate for such period.

Non-Defaulting Lender.  At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions.  With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness.  Indebtedness of REIT, Borrower or a Subsidiary of REIT or Borrower which is not a Guarantor for borrowed money (other than construction completion guaranties with respect to Development Properties) in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Non-Recourse Indebtedness” only to the extent of the amount of such claim) is contractually and solely limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and is not a general obligation of such Person.

Notes.  Collectively, the Revolving Credit Notes and the Swing Loan Note.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and the Guarantors to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes, the Letters of Credit or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or arising or incurred after the commencement of any bankruptcy or insolvency proceeding (whether or not the same is allowed as an enforceable claim in such proceeding), direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Occupancy Rate.  With respect to any Eligible Real Estate included in the calculation of the Borrowing Base Availability, the ratio, expressed as a percentage, of (a) the number of apartment units in such Eligible Real Estate actually occupied by tenants (excluding any tenants holding over) that are not affiliated with the Borrower and paying rent at rates not materially less than rates generally prevailing in the geographical market of the respective Eligible Real Estate at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and is continuing which has continued unremedied for thirty (30) or more days to (b) the aggregate number of apartment units in such Eligible Real Estate.  For purposes of determining compliance with §7.17(a)(viii), the aggregate Occupancy Rate shall be computed on an aggregated basis for all Unencumbered Borrowing Base Properties, consistent with the provisions for determining the Occupancy Rate for any individual Unencumbered Borrowing Base Property as set forth above.

OFAC.  Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.  With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Debt.  Indebtedness permitted by §8.1.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, limited liability company, partnership, trust, bank, trust company, land trust, business trust, unincorporated association, joint venture, business, or other legal entity or organization (whether or not a legal entity), or any other nongovernmental entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Preferred Distributions.  For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by any of the Consolidated Entities.  Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to any of the Consolidated Entities; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities.  With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Private Placement Notes.  $135,000,000 of unsecured notes issued via a private placement on July 29, 2011 and outstanding on the date hereof which includes $50,000,000 of 4.68% Senior Guaranteed Notes (Series A) due July 29, 2018; $72,750,000 of 5.40% Senior Guaranteed Notes (Series B) due July 29, 2021; and $12,250,000 of 5.57% Senior Guaranteed Notes (Series C) due July 29, 2023.

Rating Agencies.  S&P and Moody’s, collectively, and Rating Agency means either S&P or Moody’s.

Real Estate.  All real property at any time owned or leased (in whole or in part) or operated by the REIT, Borrower or any of its Subsidiaries or Unconsolidated Entities and which is located in the continental United States or Hawaii, including, without limitation, the Unencumbered Borrowing Base Properties.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Register.  See §18.2.

REIT.  Mid-America Apartment Communities, Inc., a Tennessee corporation.

REIT Status.  With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release.  See §6.20(c)(iv).

Required Lenders.  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is at least sixty-six and two thirds percent (66 2/3%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided further that in the event that there are at least two (2) Lenders that are not Defaulting Lenders, in no event shall the “Required Lenders” include less than two (2) Lenders that are not Defaulting Lenders.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Loan or Loans.  An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $250,000,000.00 (subject to increase as provided in §2.11) to be made by the Lenders hereunder as more particularly described in §2.  Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Notes.  See §2.1(b).

SEC.  The federal Securities and Exchange Commission.

S&P.  Standard & Poor’s Ratings Group or its successor.

Secured Indebtedness.  Any Indebtedness of a Person that is secured by a Lien on any Real Estate or on any ownership interests in any other Person or on any other assets, provided that the portion of such Indebtedness included in Secured Indebtedness shall not exceed the sum of the aggregate value of the assets securing such Indebtedness at the time such Indebtedness was incurred, plus the aggregate value of any improvements to such assets, plus the value of any additional assets provided to secure such Indebtedness.  Notwithstanding the foregoing, Secured Indebtedness shall exclude Indebtedness that is secured solely by ownership interests in another Person that owns Real Estate which is encumbered by a mortgage securing Indebtedness.

Secured Recourse Indebtedness.  With respect to any Person as of any date of determination, Secured Indebtedness of other Persons which such first Person has guaranteed or is otherwise recourse to such first Person.

Stabilized Property.  Any Real Estate that has had an Occupancy Rate of not less than 90% for not less than three (3) consecutive months.  Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State.  A state of the United States of America and the District of Columbia.

Stock Investments.  Investment in Persons that are not Unconsolidated Entities or Subsidiaries.

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors.  The Persons that are a party to the Guaranty (other than REIT) from time to time, including any and all Additional Subsidiary Guarantors.

Swing Loan.  See §2.5(a).

Swing Loan Lender.  KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Commitment.  The sum of $35,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Note.  See §2.5(b).

Titled Agents.  The Arranger, and any syndication agent or documentation agent.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  As of the date of this Agreement, the Total Commitment is $250,000,000.00.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Allocation Percentage.  As of any date of determination with respect to any Unconsolidated Entity, the aggregate percentage ownership interest of the Consolidated Entities in such Unconsolidated Entity as of such date.

Unencumbered Adjusted NOI.  For any period of determination, Adjusted Net Operating Income from Unencumbered Borrowing Base Properties; provided, however, that in no event shall any Adjusted Net Operating Income from the Headquarters be included in the calculation of Unencumbered Adjusted NOI.

Unencumbered Asset Value.  As of the date of determination, without duplication, the sum of the following amounts on such date, all as determined for the Consolidated Entities on a consolidated basis in accordance with GAAP: (i) Unrestricted Cash and Cash Equivalents, (ii) the Capitalized Value of all Unencumbered Borrowing Base Properties (excluding the Capitalized Value of Unencumbered Borrowing Base Properties that are classified as Development Properties as of such date and the Capitalized Value of all Unencumbered Borrowing Base Properties that were not owned by any Consolidated Entity for four full fiscal quarters as of such date) which are multifamily properties, (iii) without duplication, the undepreciated book value of all Unencumbered Borrowing Base Properties which are multifamily properties and are owned or in operation by any Consolidated Entity for less than four (4) full fiscal quarters as of such date and all Unencumbered Borrowing Base Properties that are classified as Development Properties as of such date, and (iv) without duplication, the undepreciated book value of the Headquarters and all Unencumbered Borrowing Base Properties that are classified as Unimproved Land as of such date.  For purposes of this definition, to the extent (a) the Unencumbered Asset Value attributable to any single property would exceed ten percent (10%) of the Unencumbered Asset Value, (b) the Unencumbered Asset Value attributable to the total of all of Development Properties, Unimproved Land and Unrestricted Cash and Cash Equivalents would exceed twenty percent (20%) of Unencumbered Asset Value, (c) the Unencumbered Asset Value attributable to Unimproved Land would exceed ten percent (10%) of Unencumbered Asset Value, and (d) the Unencumbered Asset Value attributable to assets owned by REIT (other than Borrower or a Subsidiary of Borrower) would exceed fifteen percent (15%) of Unencumbered Asset Value, in each such case such excess shall be excluded.

Unencumbered Borrowing Base Properties.  Eligible Real Estate which satisfy all conditions set forth in §7.17(a), or which have been included in the calculation of the Borrowing Base Availability pursuant to §7.17(b).  The initial properties designated by the Borrower to be Unencumbered Borrowing Base Properties are described on Schedule 1.2 hereto.

Unencumbered Debt Service.  As of any date of determination the greater of (a) five percent (5%) multiplied by the total amount of Unsecured Indebtedness and (b) total interest expense accrued with respect to Unsecured Indebtedness for the previous four (4) fiscal quarters.

Unconsolidated Entity.  Any Person in which the REIT has an Investment (a) that is not consolidated with REIT in accordance with GAAP or (b) is not a Subsidiary.

Unencumbered Interest Coverage Ratio.  As of any date of determination, the Unencumbered Adjusted NOI divided by the Unencumbered Debt Service tested on a trailing four quarter basis.  In the event the five percent (5%) methodology is utilized to calculate Unencumbered Debt Service, the Unencumbered Adjusted NOI, for such determination only, shall be further adjusted to annualize performance of properties that have not been owned by a Consolidated Entity for four (4) full fiscal quarters and fully exclude the performance of sold properties.

Unhedged Variable Rate Debt.  Any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) for the entire term of such Indebtedness to maturity.

Unimproved Land.  Land to be used primarily for the development of multifamily properties on which no development (other than improvements that are not material and are temporary in nature) has occurred and on which no development is scheduled to occur within the following twelve (12) months.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, negative pledge, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Indebtedness.  With respect to the REIT and its Subsidiaries as of any date of determination, the Indebtedness of such Persons which is not Secured Indebtedness.

Unused Fee.  See §2.3(a).

Wholly Owned Subsidiary.  As to a Person, any Subsidiary of such first Person that is directly or indirectly owned one hundred percent (100%) by such first Person.

§1.2        Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification of such law.

(d)          A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)           The words “include”, “includes” and “including” are not limiting.

(g)          The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)            Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)           In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower, Guarantors or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.          THE CREDIT FACILITY.

§2.1        Revolving Credit Loans.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base Availability; provided, that, in all events no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof; and provided, further, that the outstanding principal amount of the Revolving Credit Loans and Swing Loans and the Letter of Credit Liabilities (after giving effect to all amounts requested), shall not at any time exceed the Total Commitment or cause a violation of the covenants set forth in §9.1, §9.2 or §9.3.  The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request.  The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied.  No Lender shall have any obligation to make Revolving Credit Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note.

(b)           The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions.  One Revolving Credit Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on Agent’s Record shall be prima facie evidence, absent manifest error, of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.2        [Intentionally Omitted.]

§2.3        Unused Fee; Facility Fee.  (a) The Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages an unused fee (the “Unused Fee”) calculated at the rate of 0.30% per annum on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each fiscal quarter or portion thereof commencing on the date hereof and ending on the Maturity Date, subject to §2.3(b) below.  The Unused Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.

(b)           From and after the date that Agent receives written notice that REIT has first obtained an Investment Grade Rating and that Borrower or REIT has elected to use such Investment Grade Rating as the basis for the Applicable Margin, the Unused Fee shall no longer accrue (but any accrued Unused Fee shall be payable as provided in §2.3(a)), and from and thereafter, the Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.20%
Credit Rating Level 2	0.25%
Credit Rating Level 3	0.30%
Credit Rating Level 4	0.40%

The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Maturity Date.  The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

§2.4        Reduction and Termination of the Commitments.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce the Total Commitments by $5,000,000 or an integral multiple of $500,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $50,000,000.00) or to terminate entirely the Commitments, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans and Swing Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced.  Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Lenders of the substance thereof.  Any reduction of the Commitment shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans and available Letters of Credit.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any Unused Fee or Facility Fee under §2.3 then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

§2.5        Swing Loan Commitment.

(a)           Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof; and (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans and Letter of Credit Liabilities (after giving effect to all amounts requested), shall not at any time exceed the Total Commitment, exceed the Borrowing Base Availability or cause a violation of the covenants set forth in §9.1, §9.2 or §9.3.  Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  Swing Loans shall constitute “Loans” for all purposes hereunder.  The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §10 and §11 have been satisfied on the date of such funding.  The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Lender that such conditions have not been satisfied.  Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.  No Swing Loan may be refinanced by another Swing Loan.

(b)           The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit B hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions.  The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.  The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence, absent manifest error, of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due.

(c)           Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $500,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds.  The Loan Request shall also contain the statements and certifications required by §2.7(i) and (ii).  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date.  Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.  The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time) on the Drawdown Date.

(d)           The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given.  In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) of the second (2nd) Business Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Lenders that such Revolving Credit Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan.  The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1.  Unless any of the events described in paragraph (g), (h) or (i) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes.  The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)           If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Commitment Percentage of such Swing Loan.  Each Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)           Whenever at any time after the Swing Loan Lender has received from any Lender such Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)           Each Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower or Guarantors may have against the Swing Loan Lender, the Borrower or Guarantors or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or Guarantors or any of their respective Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Borrower, Guarantors or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Lender as a Revolving Credit Loan which was not funded by the non-purchasing Lender, thereby making such Lender a Defaulting Lender.  Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Lender under its Commitment.

(h)           Upon demand by the Agent or the Swing Loan Lender at any time while a Lender is a Defaulting Lender, the Borrower shall deliver to the Agent for the benefit of the Swing Loan Lender within one (1) Business Day of such demand, cash collateral or other credit support satisfactory to the Swing Loan Lender in its sole discretion in an amount equal to such Defaulting Lender’s Commitment Percentage of the aggregate principal amount of the Swing Loans then outstanding.

§2.6        Interest on Loans.

(a)           Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b)           Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.

(c)           The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto and on any earlier date on which the Commitments shall terminate as provided in §2.4.  In the event that any additional interest becomes due and payable for any period with respect to a Loan as a result of the Applicable Margin being determined based on the ratio of Consolidated Total Liabilities to Consolidated Total Asset Value or any change in such ratio, and the interest for such period has previously been paid by the Borrower, the Borrower shall pay to the Agent for the account of the Banks the amount of such increase within ten (10) days of demand.

(d)           Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7        Requests for Revolving Credit Loans.  Except with respect to the initial Revolving Credit Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans.  Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date.  Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (ii) a certification by an Authorized Officer that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof.  Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $500,000.00 in excess thereof; provided, however, that there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time.

§2.8        Funds for Loans.

(a)           Not later than 12:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans which may be disbursed pursuant to §2.1.  Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders, as applicable, as instructed by Borrower not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans.  The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Credit Loans.

(b)           Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).

§2.9        Use of Proceeds.  The Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement and (b) refinance the Existing Credit Facilities, finance acquisitions and development, and for general working capital purposes.

§2.10      Letters of Credit.

(a)           Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, or amend or extend such Letter of Letters of Credit, provided that (i) no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed $35,000,000.00, (iii) in no event shall the sum of (A) the Outstanding Revolving Credit Loans and Swing Loans and (B) the aggregate amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, exceed the Borrowing Base Availability, or cause a violation of the covenants set forth in §9.1, §9.2 or §9.3, (iv) the conditions set forth in §§10 and 11 shall have been satisfied, (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit; and (vi) unless agreed to by the Issuing Lender, the Borrower shall not request and the Issuing Lender shall not be required to issue, a Letter of Credit with a face amount of less than $100,000.00.  Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral.  The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied.  Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower.  The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower.  The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is thirty (30) days prior to the Maturity Date (but in any event the term shall not extend beyond the Maturity Date).  Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Maturity Date; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Maturity Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Maturity Date so long as the Borrower delivers to the Agent no later than 30 days prior to the Maturity Date cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the maximum amount available to be drawn under such Letter of Credit.  The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Loan.  The Issuing Lender shall promptly notify the Lenders of the issuance of any Letter of Credit, including the amount thereof.  The Existing Letters of Credit shall upon the Closing Date be deemed to be Letters of Credit under this Agreement; provided that the Borrower shall promptly replace the Existing Letters of Credit with Letters of Credit issued by KeyBank as the Issuing Lender.  The parties acknowledge that the Existing Letters of Credit cannot be canceled until the original Existing Letters of Credit are returned to Regions Bank, as the Issuing Lender, by the beneficiaries thereof.

(b)           Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued.  Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer that the Borrower and Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit.  The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit F attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)           The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b).  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender and Borrower in their reasonable discretion.

(d)           Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit.  No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)           Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit.  Such fees under §2.10(e)(ii) shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each fiscal quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit.  In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance and documentation charges for Letters of Credit issued from time to time by Issuing Lender.

(f)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Issuing Lender shall promptly notify the Borrower thereof.  In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify Borrower and each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn).  If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate plus one percent (1.0%).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise).  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5.  The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

(g)           If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit.  Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)           Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)           The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)           The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof.  Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender.  None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

(k)           Upon demand by the Agent or the Issuing Lender at any time while a Lender is a Defaulting Lender, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender within one (1) Business Day of such demand, cash collateral or other credit support satisfactory to the Issuing Lender in its sole discretion in an amount equal to such Defaulting Lender’s Commitment Percentage of the aggregate principal amount of the Letter of Credit Liabilities then outstanding.

§2.11      Increase in Total Commitment.

(a)           Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option from time to time prior to the Maturity Date to request one or more increases in the Total Commitment to not more than $400,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000.00 and increments of $5,000,000.00 in excess thereof (or such smaller amounts as the Agent may approve).  Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or either Arranger pursuant to the Agreement Regarding Fees).  If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto.  Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice.  If the requested increase is oversubscribed then the Borrower, the Agent and the Arrangers shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as they shall reasonably agree.  If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arrangers or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and the Borrower) to become a Lender and provide an additional Commitment.  The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Increase Date”).  In no event shall any Lender be obligated to provide an additional Commitment.

(b)           On any Increase Date the outstanding principal balance of the Loans and participation in Letters of Credit shall be reallocated among the Lenders such that after the applicable Increase Date the outstanding principal amount of Loans owed to and participations in Letters of Credit of each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Increase Date) of the Outstanding principal amount of all Loans and Letters of Credit Outstanding.  On any Increase Date those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans.  The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c)           Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Note shall equal its Commitment.  The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be promptly surrendered by such Lenders to Borrower.  Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Increase Date and shall otherwise be in substantially the form of the replaced Notes.  Within five (5) days of issuance of any new Notes pursuant to this §2.11(c), if required by the Agent, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement.  The surrendered Notes shall be canceled and promptly returned to the Borrower.

(d)           Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i)           The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)          On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)         The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects); and

(iv)        The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase; and

(v)         The Borrower and the Guarantors shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion

§2.12      Extension of Maturity Date.  The Borrower shall have the one-time right and option to extend the initial Maturity Date to November 1, 2016, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:

(a)           Extension Request.  The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the Maturity Date (as determined without regard to such extension).  Any such Extension Request shall be irrevocable and binding on the Borrower.

(b)          Payment of Extension Fee.  The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to twenty (20) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)           No Default.  On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)          Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects).

§2.13      Defaulting Lenders.

(a)           If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal.  If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b)           Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment.  Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right.  If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee.  Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement.  The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees.  Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c)           During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Commitment Percentages (computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the conditions set forth in §10 and §11 are satisfied at the time of such reallocation (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), (iii) the representations and warranties in the Loan Documents shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and (iv) the aggregate obligation of each Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d)           Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e)           Within five (5) Business Days of demand by the Issuing Lender or Swing Loan Lender from time to time, the Borrower shall deliver to the Agent for the benefit of the Issuing Lender and the Swing Loan Lender cash collateral in an amount sufficient to cover all Fronting Exposure with respect to the Issuing Lender and Swing Loan Lender (after giving effect to §2.5(a), §2.10(a) and §2.13(c)) on terms satisfactory to the Issuing Lender and/or Swing Loan Lender in its good faith determination (and such cash collateral shall be in Dollars).  Any such cash collateral shall be deposited in the Collateral Account as collateral for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of outstanding Letter of Credit Liabilities and Swing Loans.  Moneys in the Collateral Account deposited pursuant to this section shall be applied by the Agent to reimburse the Issuing Lender and/or the Swing Loan Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Commitment Percentages of any funding obligation with respect to a Letter of Credit or Swing Loan which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)           (i)            Each Lender that is a Defaulting Lender shall not be entitled to receive any Unused Fee or Facility Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii)          Each Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii)         With respect to any Unused Fee, Facility Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)           If the Borrower (if no Default or Event of Default has occurred and is continuing) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.          REPAYMENT OF THE LOANS.

§3.1        Stated Maturity.  The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Revolving Credit Loans and Swing Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2        Mandatory Prepayments.  If at any time (a) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans and Swing Loans and the aggregate Letter of Credit Liabilities exceeds the Total Commitment or (b) the aggregate outstanding amount of Consolidated Total Unsecured Indebtedness at such time (including the sum of the aggregate outstanding principal amount of the Revolving Credit Loans and Swing Loans and the aggregate Letter of Credit Liabilities) exceeds the Borrowing Base Availability then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender.

§3.3        Optional Prepayments.

(a)           The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans and Swing Loans, as a whole or in part, at any time and from time to time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)           The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3 of LIBOR Rate Loans unless a shorter notice period is agreed to in writing by the Agent, and one (1) Business Day’s prior written notice of any prepayment pursuant to this §3.3 of Base Rate Loans, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).  Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4        Partial Prepayments.  Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then to the principal of Revolving Credit Loans.  In the absence of instruction by the Borrower, prepayments shall be applied first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5        [Intentionally Omitted.]

§3.6        Effect of Prepayments.  Amounts of the Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may be reborrowed as provided in §2.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1        Conversion Options.

(a)           The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $500,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than six (6) LIBOR Rate Loans outstanding at any one time unless all of the Lenders otherwise consent in writing; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $500,000.00.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.  The Agent shall promptly notify the Lenders of the applicable LIBOR or Base Rate.

(b)           Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)           In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2        Fees.  The Borrower agrees to pay to KeyBank, Wells Fargo Bank, National Association,  Agent and Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated September 27, 2011 between the Borrower, KeyBank, Wells Fargo Bank, National Association, and the Arranger (the “Agreement Regarding Fees”).  All such fees shall be fully earned when paid and nonrefundable under any circumstances.

§4.3        Agent’s Fee.  The Borrower shall pay to Agent, for the Agent’s own account, an annual administration fee as provided in the Agreement Regarding Fees.  The Agent’s fee shall be payable as provided in the Agreement Regarding Fees.

§4.4        Funds for Payments.

(a)           All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.  If not received by 2:00 p.m. (Cleveland time) on the day when due, the Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents.  Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender and any Excluded FATCA Tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders (including the Swing Loan Lender) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code.  If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent.  The obligation of the Lenders under this section shall survive the termination of the Commitments, repayment of all Obligations and all the resignation or replacement of the Agent.  Without limitation of §4.4(b), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1741(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower and/or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

(c)           Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of  (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b).  In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.4(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund upon receipt from such Lender of a demand therefor.

(d)           The obligations of the Borrower to the Lenders (including the Swing Loan Lender) under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, any Guarantor or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5        Computations.  All computations of interest on the LIBOR Rate Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  All computations of interest on Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be based on a year of 365 or 366 days, as applicable, and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6        Suspension of LIBOR Rate Loans.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent reasonably determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7        Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.

§4.8        Additional Interest.  If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  The Borrower understands, agrees and acknowledges the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9        Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)           materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)           impose or increase or render applicable any special deposit, reserve (other than the Reserve Percentage), assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)           impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)           to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)           to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or Letters of Credit, or

(iii)         to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.10      Capital Adequacy.  If after the date hereof any Lender in good faith determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof.  The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.  For purposes of §4.9 and §4.10, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.11      Breakage Costs.  The Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12      Default Interest.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above an amount equal to the sum of the Base Rate plus the Applicable Margin in effect from time to time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment) and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.13      Certificate.  A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

§4.14      Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.15       Certain Provisions Relating to Increased Costs.  If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent and Borrower shall endeavor to obtain a new Lender to acquire such remaining Commitment that is reasonably acceptable to Agent and Borrower.  Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender, shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.           UNSECURED OBLIGATIONS; GUARANTY.

§5.1        Unsecured Obligations.  The Lenders have agreed to make the Loans to the Borrower and issue Letters of Credit for the account of the Borrower on an unsecured basis.  Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.2        Additional Subsidiary Guarantors.  In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of the Borrower be included as an Unencumbered Borrowing Base Property, the Borrower shall as a condition thereto, in addition to the requirements of §7.17, cause each such Wholly Owned Subsidiary to execute and deliver to Agent a Joinder Agreement (and if such Subsidiary is the first Subsidiary Guarantor, then such Subsidiary Guarantor, Borrower and REIT shall execute and deliver a Contribution Agreement), and such Subsidiary shall become a Subsidiary Guarantor hereunder.  Each such Subsidiary shall not be restricted by its respective organizational documents and applicable law, from serving as a Guarantor hereunder.  The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary or other entity.  In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.3         Release of a Subsidiary Guarantor.  The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as:  (a) no Default or Event of Default shall then be in existence or would occur as a result of such release or the removal of Real Estate referred to in clause (c) below; (b) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release; and (c) any Real Estate owned or leased by such Subsidiary Guarantor shall be removed from the Unencumbered Borrowing Base Properties in accordance with §7.17.  Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.  Notwithstanding the foregoing, the foregoing provisions shall not apply to REIT, which may only be released upon the written approval of Agent and all of the Lenders.

§6.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1        Corporate Authority, Etc.

(a)           Incorporation; Good Standing.  REIT is a corporation duly organized pursuant to its charter filed with the Tennessee Secretary of State, and is validly existing and in good standing under the laws of Tennessee.  REIT is organized and conducts its business in a manner which enables it to qualify as a real estate investment trust under, and is entitled to the benefits of, §856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.  The Borrower is a limited partnership duly organized pursuant to its certificate of limited partnership filed with the Tennessee Secretary of State, and is validly existing and in good standing under the laws of Tennessee.  REIT and the Borrower (i) have all requisite power to own their respective property and conduct their respective business as now conducted and as presently contemplated, and (ii) are in good standing and are duly authorized to do business in the jurisdictions where the Unencumbered Borrowing Base Properties owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)           Subsidiaries.  Each of the Subsidiary Guarantors and other Subsidiaries of the Borrower and REIT (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Unencumbered Borrowing Base Property owned or leased by it is located and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)           Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or the Guarantors is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d)           Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or any of the Guarantors is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity.

§6.2        Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained except for those filings after the date hereof as may be required as a publicly traded REIT.

§6.3        Title to Properties.  Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the pro-forma consolidated balance sheet of REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no Liens except Permitted Liens.

§6.4        Financial Statements.  The Borrower has furnished to Agent:  (a) the unaudited consolidated balance sheet of REIT and its Subsidiaries as of the close of business on Balance Sheet Date and the related unaudited consolidated statement of income and cash flow as of the close of business on Balance Sheet Date certified by the chief financial officer, treasurer or other senior financial officer of the REIT reasonably acceptable to Agent, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Unencumbered Borrowing Base Properties for the period ending June 30, 2011, reasonably satisfactory in form to the Agent and certified by the chief financial officer, treasurer or other senior financial officer of the REIT reasonably acceptable to Agent as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors, and the Real Estate (including, without limitation, the Unencumbered Borrowing Base Properties).  Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods, subject to normal year-end audit adjustments and the absence of footnotes.  There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5        No Material Changes.  Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business (a) of the Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date, or their consolidated statement of income or cash flows for the calendar year then ended, or (b) of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date, or their consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Unencumbered Borrowing Base Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of such Unencumbered Borrowing Base Property.

§6.6        Franchises, Patents, Copyrights, Etc.  The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except where such failure has not and could not reasonably be expected to have a Material Adverse Effect.

§6.7        Litigation.  Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to cause a Default, or Event of Default or have a Material Adverse Effect.  Except as set forth on Schedule 6.7, as of the date of this Agreement there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor or any of their respective Subsidiaries individually or in the aggregate in excess of $1,000,000.00 or any Unencumbered Borrowing Base Property.

§6.8        No Material Adverse Contracts, Etc.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is in default (taking into account all applicable cure periods, if any) of any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9        Compliance with Other Instruments, Laws, Etc.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10      Tax Status.  Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim.  As of the date of this Agreement, there are no audits pending or to the knowledge of the Borrower or the Guarantors threatened with respect to any tax returns filed by the Borrower, Guarantors or their respective Subsidiaries individually or in the aggregate involving tax returns of $15,000,000.00 or greater.  The taxpayer identification number for the Borrower and the Guarantors as of the Closing Date are set forth on Schedule 6.10 hereto.

§6.11      No Event of Default.  No Default or Event of Default has occurred and is continuing.

§6.12      Investment Company Act.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13      Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to the Agent, to the best of Borrower’s knowledge and belief there is no financing statement (but excluding any financing statements that may be filed against the Borrower, any of the Guarantors or their respective Subsidiaries without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower, any of the Guarantors or their respective Subsidiaries or rights thereunder.

§6.14      Partners and the REIT.  REIT is the sole general partner of the Borrower and as of the Closing Date owns not less than a ninety three percent (93%) partnership interest in the Borrower, and as of the Closing Date such partnership interest is REIT’s sole interest in the Borrower.

§6.15      Certain Transactions.  Except as disclosed on Schedule 6.15 hereto and except with respect to agreements with employees of the Borrower, any Guarantor or any of their respective Subsidiaries which in the aggregate provide for consideration or other benefits to such employees of less than $100,000.00 per year, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, the Guarantors or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.16      Employee Benefit Plans.  The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA.  None of the Unencumbered Borrowing Base Properties constitutes a “plan asset” within the meaning of ERISA and the Code.

§6.17      Disclosure.  All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.  All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein and in light of the circumstances under which they were made not misleading.  The written information, reports and other papers and data with respect to the Borrower, the Guarantors, any Subsidiary or the Unencumbered Borrowing Base Properties (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports or any other documents (excluding financial statements or reports) prepared by third parties or legal conclusions or analysis provided by the Borrower’s and Guarantors’ counsel (although the Borrower and Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower and the Guarantors (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18      Trade Name; Place of Business.  Except as provided in Schedule 6.18 hereto, neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents.  The principal place of business of the Borrower and the Guarantors is 6584 Poplar Avenue, Memphis, Tennessee 38138.

§6.19      Regulations T, U and X.  No portion of any Loan or Letter of Credit is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20      Environmental Compliance.

(a)           None of the Borrower, the Guarantors, their respective Subsidiaries nor to the best knowledge and belief of the Borrower and the Guarantors any operator or Manager of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), which violation (i) involves Real Estate (other than the Unencumbered Borrowing Base Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Borrowing Base Property and has caused or could reasonably be expected to cause a violation of §7.17(a)(ii).

(b)           None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, that it has been identified as a potentially responsible party under any Environmental Law or with respect to any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of or has been found at any site, or that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) in connection with the release of Hazardous Substances or violation of Environmental Laws, which in any case (i) involves Real Estate other than the Unencumbered Borrowing Base Properties and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Borrowing Base Property and has caused or could reasonably be expected to cause a violation of §7.17(a)(ii).

(c)           Except as set forth in Schedule 6.20 hereto, (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and (ii) no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (iii) no Hazardous Substances have been generated (as to predecessors in title of REIT, Borrower or their Subsidiaries, to the best of Borrower’s knowledge) or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iv) there has been no past (as to predecessors in title of REIT, Borrower or their Subsidiaries, to the best of Borrower’s knowledge) or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of multifamily properties, as applicable, of the type and size of those owned by the Borrower, the Guarantors and their respective Subsidiaries in the ordinary course of their business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws, except with respect to the foregoing in this §6.20(c) as (A) any Real Estate (other than the Unencumbered Borrowing Base Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect and (B) any Unencumbered Borrowing Base Property where the foregoing has not caused and could not reasonably be expected to cause a violation of §7.17(a)(ii).

(d)           None of the Borrower or the Guarantors have received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which (i) as to any Real Estate other than a Unencumbered Borrowing Base Property has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim or (ii) with respect to any Unencumbered Borrowing Base Property has caused or could reasonably be expected to cause a violation of §7.17(a)(ii).

§6.21      Subsidiaries; Organizational Structure.  Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein.  Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Entities of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Entities, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Entity.  No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.  Each Subsidiary Guarantor is a Wholly Owned Subsidiary of the Borrower.

§6.22      Material Contracts.  As of the Closing Date, the Borrower and each of the Guarantors that is a party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract, and no default or event of default or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

§6.23      Property.  All of the Unencumbered Borrowing Base Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear.  All of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.  Each of the Unencumbered Borrowing Base Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Unencumbered Borrowing Base Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement or taxes which in the aggregate do not exceed $1,000,000.00 as to which no proceedings to enforce the payment thereof have commenced).  Each Unencumbered Borrowing Base Property which is a phase of a larger project either has on such Unencumbered Borrowing Base Property a leasing office, clubhouse and other amenities for such project or has access to each of the foregoing on the adjoining phase through a perpetual insured easement.

§6.24      Brokers.  None of the Borrower, the Guarantors nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25      Other Debt.  As of the Closing Date only, none of the Borrower, the Guarantors nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or has received written notice that it is in default of the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party.  None of the Borrower, the Guarantors or any of their respective Subsidiaries is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any such Person.  Schedule 6.25 hereto describes all credit facilities of the Borrower, the Guarantors or any of their respective Subsidiaries or their respective properties and entered into by such Person as of the date of this Agreement with respect to any Indebtedness of such Person in an amount greater than $5,000,000.00.

§6.26      Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any of the Guarantors is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27      No Bankruptcy Filing.  None of the Borrower or the Guarantors is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither the Borrower nor the Guarantors have knowledge of any Person contemplating the filing of any such petition against it.

§6.28      No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29      Transaction in Best Interests of Borrower and Guarantors; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and each of the Guarantors and, to Borrower’s and Guarantors’ belief, the creditors of such Persons.  The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to be a guarantor of the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, the Guarantors and their respective Subsidiaries to have available financing to conduct and expand their business.  The Borrower and the Guarantors further acknowledge and agree that the Borrower and the Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30      Contribution Agreement.  Upon the execution and delivery of the Contribution Agreement pursuant to §5.2, the Contribution Agreement shall constitute the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.31      OFAC.  None of the Borrower, the Guarantors or their respective Subsidiaries is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.32      Unencumbered Borrowing Base Properties.  Schedule 1.2 is a correct and complete list of all Unencumbered Borrowing Base Properties as of the Closing Date.  Each of the Unencumbered Borrowing Base Properties included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§7.          AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§7.1        Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2        Maintenance of Office.  The Borrower and the Guarantors will maintain their respective chief executive office at 6584 Poplar Avenue, Memphis Tennessee  38138, or at such other place in the United States of America as the Borrower or the Guarantors shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or the Guarantors in respect of the Loan Documents may be given or made.

§7.3        Records and Accounts.  The Borrower and the Guarantors will keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account with full, true and correct entries.  Except as required by a change in GAAP or any change in regulations of any regulatory authority having jurisdiction, neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year.  Agent and the Lenders acknowledge that the Borrower’s and REIT’s fiscal year is a calendar year.

§7.4        Financial Statements, Certificates and Information.  The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)           within ten (10) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than ninety (90) days after the end of each calendar year, the audited Consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification by a nationally recognized accounting firm approved by the Agent and who shall have authorized REIT to deliver such financial statements and certification thereof to Agent and the Lenders, and any other information the Lenders may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries and of REIT and its Subsidiaries;

(b)           within ten (10) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such financial statements fairly presents in all material respects the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §8.3(h) - (l) (and the last sentence of §8.3), §8.7, §8.8 and §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date.  REIT shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit H attached hereto (a “Borrowing Base Certificate”) pursuant to which REIT shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding fiscal quarter, list the Unencumbered Borrowing Base Properties and certify that each Unencumbered Borrowing Base Property included therein and in the calculation of the Borrowing Base Availability satisfies all of the requirements contained in this Agreement for the same to be included therein.  All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable.  The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income and Adjusted Net Operating Income for such fiscal quarter for each of the Unencumbered Borrowing Base Properties and Funds from Operations, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or treasurer of REIT or another senior financial officer of REIT reasonably acceptable to Agent that the information contained in such statement fairly presents in all material respects the Funds from Operations, Net Operating Income and Adjusted Net Operating Income for such periods;

(d)           simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the Borrower, the Guarantors and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)           promptly upon the request of Agent or the Required Lenders, (i) a Rent Roll for each of the Unencumbered Borrowing Base Properties, and a combined Rent Roll for all of the Unencumbered Borrowing Base Properties, included in the calculation of Unencumbered Asset Value and a summary thereof in form satisfactory to Agent as of the end of each fiscal quarter (including the fourth fiscal quarter in each year), (ii) an operating statement for each of the Unencumbered Borrowing Base Properties for each such quarter and year to date, a consolidated operating statement for the Unencumbered Borrowing Base Properties for each such quarter and year to date, and a balance sheet for the Subsidiary Guarantor which owns or leases any Unencumbered Borrowing Base Property as at the end of the most recently ended fiscal quarter (such statements, balance sheets and reports to be in form reasonably satisfactory to Agent), (iii) a comparison of actual results to budgeted results for each such quarter and year to date, together with the actual results for the same fiscal quarter and year to date for the immediately preceding calendar year, and (iv) a statement of the capital expenditures for the Unencumbered Borrowing Base Properties for each such quarter and year to date, together with a comparison against budgeted forecasts;

(f)           promptly upon the request of Agent or the Required Lenders, a statement (i) listing the Real Estate owned by the Borrower, the Guarantors and their Subsidiaries (or in which the Borrower, the Guarantors or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Borrower, the Guarantors and their Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof (or if there is a trustee acting on behalf of the holders, the trustee), the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrower, the Guarantors and their Subsidiaries which are Unimproved Land or Development Properties, and if a Development Property providing a brief summary of the status of such development;

(g)          contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or REIT that is not publicly available;

(h)          promptly upon the request of Agent, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantors;

(i)           promptly upon the request of Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements of REIT which are not publicly available;

(j)           promptly upon the request of Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Borrowing Base Properties;

(k)           not later than March 1 of each year, an operating and capital budget for the Borrower and its Subsidiaries for the next calendar year;

(l)           promptly upon the request of Agent, copies of any financial covenant reporting, compliance certificate or similar reporting pursuant to the Existing Credit Facilities and the Private Placement Notes;

(m)          promptly upon becoming aware thereof, notice of a change in the Credit Rating given by a Rating Agency or any announcement that any rating is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency; and

(n)           from time to time such other financial data and information in the possession of the Borrower, the Guarantors or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or the Guarantors and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower and the Guarantors) as the Agent or any Lender may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof.  Upon the request of Agent, the Borrower and the Guarantors shall deliver paper copies thereof to Agent and the Lenders.  The Borrower and the Guarantors authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Guarantors release Agent and the Lenders from any liability in connection therewith.  In the event that Agent receives paper copies of any material delivered pursuant to this §7.4 which is not made available by Intralinks, Syndtrak or any other electronic information dissemination system (or by posting to Borrower’s website), Agent shall promptly deliver copies of such material to each Lender.

§7.5        Notices.

(a)           Defaults.  The Borrower will within two (2) Business Days of becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof or cause the redemption, prepayment or purchase thereof, which acceleration, redemption, prepayment or purchase would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)           Environmental Events.  The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law at any Real Estate; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Unencumbered Borrowing Base Property, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c)           Notice of Material Adverse Events.  The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, any provision of any security issued by REIT, Borrower or any of their respective Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between REIT, Borrower or any of their respective Subsidiaries and any governmental authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting REIT, Borrower or any of their respective Subsidiaries, including pursuant to any applicable Environmental Laws.

(d)           Notice of Litigation and Judgments.  The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

(e)           ERISA.  The Borrower will give notice to the Agent within ten (10) Business Days after the Borrower, any Guarantor or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such ERISA Reportable Event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(f)           Notification of Lenders.  Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6        Existence; Maintenance of Properties; NYSE Listing.

(a)           The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation.  The Borrower and the Guarantors will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business.  REIT will maintain its status, and election to be treated, as a real estate investment trust.  REIT shall continue to own, directly or indirectly, not less than eighty-five percent (85%) of the economic, voting and beneficial interest in the Borrower and shall be the sole general partner of the Borrower and the Borrower (or as provided in clause (e) of the definition of Change of Control, Borrower and REIT) shall continue to own, directly or indirectly, one hundred percent (100%) of the economic, voting and beneficial interest in each Subsidiary Guarantor.

(b)           The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Unencumbered Borrowing Base Property or would cause a Material Adverse Effect.

(c)           REIT shall, at all times (i) cause its common shares to be duly listed and traded on the New York Stock Exchange and (ii) file all reports required to be filed by it in connection therewith in a timely manner, after giving effect to any extensions allowed by the New York Stock Exchange or the Securities and Exchange Commission.

§7.7        Insurance.  The Borrower will, at its expense, procure and maintain insurance covering the Borrower and its Subsidiaries and the Real Estate in such amounts and against such risks and casualties as is customarily maintained by similar businesses.

§7.8        Taxes; Liens.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Borrowing Base Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property, except as to Real Estate which is not an Unencumbered Borrowing Base Property to the extent that the failure to do so has not had and could not reasonably be expected to result in a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9        Inspection of Properties and Books.  The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, the Guarantors’ or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, the Guarantors and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors and their respective Subsidiaries.

§7.10      Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, the Guarantors or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, the Guarantors or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.

§7.11      Further Assurances.  The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12      Limiting Agreements.

(a)           Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Unencumbered Borrowing Base Properties as security for the Obligations.  Borrower shall take, and shall cause the Guarantors and their respective Subsidiaries to take, such actions as are necessary to preserve the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries.

(b)           Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.12, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Unencumbered Borrowing Base Properties as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Borrowing Base Properties are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.

§7.13      Ownership of Real Estate.  Without the prior written consent of the Required Lenders, all Real Estate and all interests (whether direct or indirect) of the Borrower or REIT in any real estate acquired or leased after the date hereof shall be owned or leased directly by the REIT, Borrower or a Wholly Owned Subsidiary of the Borrower or REIT; provided, however that the Borrower and REIT shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Entities as permitted by §8.3 and may dispose of such interests as permitted by §8.8.

§7.14      Business Operations.  The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  The Borrower and the Guarantors will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation, management and development of multifamily properties or businesses incidental thereto (including ancillary attached retail).

§7.15      Distributions of Income to Borrower.  The Borrower shall cause all of its Subsidiaries that are not Subsidiary Guarantors (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.  Neither the Borrower, the Guarantors or any of their Subsidiaries shall enter into any agreement that limits the ability of any Subsidiary to make a Dividend or distribution payment to the Borrower or any Guarantor or to otherwise transfer any property to the Borrower or any Guarantor, provided, however, that this sentence shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under §8.1(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

§7.16      Plan Assets.  The Borrower will do, or cause to be done, all things necessary to ensure that none of the Unencumbered Borrowing Base Properties will be deemed to be Plan Assets at any time.

§7.17      Unencumbered Borrowing Base Properties.

(a)           Subject to clause (b) of this §7.17, the Eligible Real Estate included in the calculation of the Borrowing Base Availability and inclusion as Unencumbered Borrowing Base Properties shall at all times satisfy all of the following conditions:

(i)           the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease by the Borrower, REIT or a Subsidiary Guarantor, free and clear of all Liens other than the Liens permitted in §8.2(i)A and (iii), and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);

(ii)          none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(iii)         if such Real Estate is owned by a Subsidiary Guarantor, the only asset of such Subsidiary shall be the Eligible Real Estate included in the calculation of the Borrowing Base Availability and inclusion as Unencumbered Borrowing Base Properties and related fixtures and personal property;

(iv)        such Real Estate is managed by Manager;

(v)         no Person other than the Borrower (or as provided in clause (e) of the definition of Change of Control, Borrower and REIT) has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantor if such Unencumbered Borrowing Base Property is owned or leased under a Ground Lease by a Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien;

(vi)         the Unencumbered Borrowing Base Properties included in the calculation of Borrowing Base Availability shall at all times have an aggregate Unencumbered Asset Value of not less than $250,000,000.00;

(vii)       there shall be at all times at least ten (10) Unencumbered Borrowing Base Properties included in the calculation of the Borrowing Base Availability;

(viii)      all Unencumbered Borrowing Base Properties will at all times have an aggregate Occupancy Rate of no less than eighty percent (80%);

(ix)         the Borrower shall have delivered to the Agent (A) a written request to include such Eligible Real Estate in the calculation of the Borrowing Base Availability, (B) a physical description of such Eligible Real Estate, (C) a current Rent Roll and current operating statements for such Eligible Real Estate, (D) an operating and capital expenditure budget for such Eligible Real Estate in form and substance reasonably satisfactory to the Agent, (E) a certification as to the matters covered under §7.17(a)(i)-(v), and (F) such other information as the Agent may reasonably require with respect to such Eligible Real Estate, including, but not limited to, any information required by the Agent to determine the Unencumbered Asset Value attributable to such Eligible Real Estate and compliance with this §7.17 (collectively, the “Eligible Real Estate Qualification Documents”); and

(x)          such Eligible Real Estate has not been removed from the calculation of the Borrowing Base Availability pursuant to §7.17(c), §7.17(d) or §7.17(e).

(b)           Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.17(a), such Real Estate shall be included in the calculation of the Borrowing Base Availability so long as the Agent shall have received the prior written consent of each of the Required Lenders to the inclusion of such Real Estate in the calculation of the Borrowing Base Availability.

(c)           In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Borrowing Base Availability shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.

(d)           Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Availability, such asset shall no longer be included in the calculation of the Borrowing Base Availability.  Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Availability attributable to such asset.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §§9.1, 9.2 and 9.3.

(e)           In addition, the Borrower may voluntarily remove any Real Estate from the calculation of the Borrowing Base Availability in its sole discretion, or upon either of the events described in clause (b) or (c) of §5.3 occurring, by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Unencumbered Borrowing Base Property being removed, and a calculation of the value attributable to such Unencumbered Borrowing Base Property.  Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.17, §8.8 and §§9.1, 9.2 and 9.3.

(f)           The Agent shall promptly notify the Lenders of the addition or removal of any Real Estate from the calculation of the Borrowing Base Availability.

§8.          NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1        Restrictions on Indebtedness.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Lenders arising under any of the Loan Documents;

(b)          current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)           Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)           Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;

(e)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)           subject to the provisions of §9, Non-Recourse Indebtedness of the REIT, Borrower and their respective Subsidiaries (other than the Subsidiary Guarantors or any other Subsidiary of Borrower owning an interest in a Subsidiary Guarantor); provided that REIT or the Borrower may provide a guaranty or indemnity with respect to Non-Recourse Exclusions in connection with such Non-Recourse Indebtedness; and

(g)           subject to the provisions of §9, Indebtedness (other than Non-Recourse Indebtedness) of the REIT, Borrower and their respective Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Subsidiary Guarantors shall create, incur, assume, guarantee or be or remain liable contingently or otherwise, with respect to any Indebtedness described in §8.1(f) or any Indebtedness described in §8.1(g) that is Secured Indebtedness, (ii) a Subsidiary Guarantor shall only provide a guaranty of other Unsecured Indebtedness of the Borrower permitted pursuant to §8.1(g), and (iii) none of the Indebtedness described in §8.1(f) or §8.1(g) that is Secured Indebtedness shall have any of the Unencumbered Borrowing Base Properties or any interest therein or equipment related thereto or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude REIT or the Borrower from incurring liability with respect to Non-Recourse Exclusions in connection with the Indebtedness described in §8.1(f)).

§8.2        Restrictions on Liens, Etc.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations, including, without limitation, any Lien on the Unencumbered Borrowing Base Properties (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, the Guarantors and any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)           (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than (I) the Unencumbered Borrowing Base Properties and (II) any direct or indirect interest of the Borrower or any Subsidiary of the Borrower in any Subsidiary Guarantor, in respect of judgments permitted by §8.1(d);

(ii)         deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)         encumbrances on properties consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any such Subsidiary is a party, and other non-monetary liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect; and

(iv)        liens on properties or interests therein permitted by §8.1(f) or (g) (but excluding (A) Unencumbered Borrowing Base Properties or any interest therein, or (B) any direct or indirect interest of the Borrower or any Subsidiary of the Borrower in any Subsidiary Guarantor) to secure Indebtedness permitted by §8.1(f) or (g).

Notwithstanding anything in this Agreement to the contrary, (A) no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i)(A) and (iii); and (B) no Lien may be granted, suffered or incurred on any property, assets or revenues in favor of the lenders or holders under the Private Placement Notes without effectively providing that all Obligations shall be secured equally and ratably with such Indebtedness pursuant to agreements in form and substance reasonably satisfactory to the Agent.

§8.3         Restrictions on Investments.  Neither the Borrower nor the Guarantors will, nor will they permit any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower, such Guarantor or such Subsidiary;

(b)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(c)           repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(d)           shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (d) and have total assets in excess of $50,000,000;

(e)           Investments by the Borrower in its Wholly-Owned Subsidiaries;

(f)           Investments by REIT in the Borrower, in its Wholly Owned Subsidiaries and other Subsidiaries (provided that any interest in such Subsidiaries not owned by REIT shall be owned directly or indirectly by Borrower);

(g)           the acquisition of fee interests or long-term ground lease interests by the REIT, Borrower or their respective Subsidiaries in (i) Real Estate which are Stabilized Properties utilized for income-producing multifamily Real Estate and (ii) acquisitions of multifamily properties or condominium projects to be converted to multifamily properties which have certificates of occupancy but are not yet Stabilized Properties but which are expected to become Stabilized Properties within twenty-four (24) months following acquisition, in each case located in the continental United States and businesses and investments incidental thereto (including ancillary attached retail);

(h)           Investments by the REIT, Borrower or their respective Subsidiaries in Unimproved Land; provided that the aggregate Investments therein shall not at any time exceed five percent (5%) of Consolidated Total Asset Value at any time;

(i)           Investments by the REIT, Borrower or their respective Subsidiaries in Development Properties which are being developed as an income-producing multifamily properties; provided that the aggregate Investments therein shall not at any time exceed ten percent (10%) of Consolidated Total Asset Value;

(j)           Investments by the REIT, Borrower or their respective Subsidiaries in non-Wholly Owned Subsidiaries and Unconsolidated Entities; provided that the aggregate Investments therein shall not at any time exceed fifteen percent (15%) of Consolidated Total Asset Value;

(k)           Investments by the REIT, Borrower or their respective Subsidiaries in Mortgage Notes; provided that the aggregate Investment therein shall not at any time exceed five percent (5%) of Consolidated Total Asset Value; and

(l)           Investments by the REIT, Borrower or their respective Subsidiaries in Stock Investments; provided that the aggregate Investments therein shall not at any time exceed five percent (5%) of Total Asset Value.

Notwithstanding the foregoing, in no event shall the aggregate Investments permitted under clauses (h), (i), (j), (k) and (l) of this §8.3 exceed twenty-five percent (25%) of Consolidated Total Asset Value at any time.  Notwithstanding the foregoing, in no event shall the aggregate Investments by REIT and its Subsidiaries (other than through Borrower and its Subsidiaries) permitted under this §8.3 exceed twenty percent (20%) of Consolidated Total Asset Value at any time.

§8.4        Merger, Consolidation.  The Borrower and the Guarantors will not, and will not permit any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor (unless the Guarantor is the surviving entity) ,(iii) asset sales consummated in accordance with §5.3 or §8.8, and (iv) the merger or consolidation of a Subsidiary of the REIT (other than the Borrower) with and into the REIT.

§8.5        Sale and Leaseback.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6        Compliance with Environmental Laws.  None of the Borrower or the Guarantors will, nor will any of them permit any of its respective Subsidiaries or any other Person to, do any of the following and will use commercially reasonably reasonable efforts so as not to permit any other Person to: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, in each case, (i) with respect to any Real Estate other than an Unencumbered Borrowing Base Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Borrowing Base Property where any such use, generation, conduct or other activity has not caused and could not reasonably be expected to cause a violation of §7.17(a)(ii); and Borrower shall diligently and continuously pursue corrective, remedial and other actions to bring such Unencumbered Borrowing Base Property or Properties into compliance with Environmental Laws and to eliminate such liability.

The Borrower shall:

(i)           in the event of any material change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Unencumbered Borrowing Base Properties in violation of applicable Environmental Laws; and

(ii)          if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Unencumbered Borrowing Base Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Borrowing Base Property by the Borrower), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Borrowing Base Property in full compliance with all applicable Environmental Laws; provided, that the Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Agent and no action shall have been commenced by any enforcement agency.  The Agent may engage its own environmental consultant to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Unencumbered Borrowing Base Properties prepared by an environmental consultant as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Unencumbered Borrowing Base Property and (ii) whether the use and operation of any such Unencumbered Borrowing Base Property complies with all Environmental Laws to the extent required by the Loan Documents.  Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Unencumbered Borrowing Base Property, or that any of the Unencumbered Borrowing Base Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Unencumbered Borrowing Base Property prepared by an environmental consultant reasonably acceptable to Agent as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Unencumbered Borrowing Base Property and (ii) whether the use and operation of such Unencumbered Borrowing Base Property comply with all Environmental Laws to the extent required by the Loan Documents.  Environmental assessments may include detailed visual inspections of such Unencumbered Borrowing Base Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Unencumbered Borrowing Base Property and the use and operation thereof with all applicable Environmental Laws.  All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7        Distributions.

(a)           The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners of REIT, if such Distribution by the Borrower or REIT to the extent that the amount of such Distributions paid in any fiscal quarter, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, exceeds ninety-five percent (95%) of such Person’s Funds from Operations for such period; provided that the limitations contained in this §8.7(a) shall not preclude the Borrower from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the chief financial officer or treasurer of REIT or another senior financial officer of the REIT reasonably acceptable to the Agent containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(b)           In the event that an Event of Default shall have occurred and be continuing, (i) the Borrower and REIT shall not pay any Distribution to their respective partners, members or other owners, other than, Distributions by the Borrower to REIT and by REIT in an amount equal to the minimum distributions required under the Code to maintain REIT Status of REIT, as evidenced by a certification of the chief financial officer or treasurer of REIT or another senior financial officer of the REIT reasonably acceptable to Agent containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c)           Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (g), (h) or (i) shall have occurred or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8        Asset Sales.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.  The Borrower and the REIT shall not, individually or as a series of transactions, sell or transfer, or permit the sale or transfer of, all or substantially all of their assets (whether direct or indirect).

§8.9        Restriction on Prepayment of Indebtedness.  The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (i) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (ii) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.

§8.10      Derivatives Contracts.  Neither the Borrower, the Guarantors nor any of their Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection for existing floating rate Indebtedness made in the ordinary course of business and permitted pursuant to §8.1.

§8.11      Transactions with Affiliates.  Neither the Borrower nor the Guarantors shall, and none of them shall permit any Subsidiary of the Borrower or any Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.12      Equity Pledges.  Notwithstanding anything in this Agreement to the contrary, REIT will not create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof.

§9.           FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1        Borrowing Base.  The Borrower will not at any time permit Consolidated Total Unsecured Indebtedness (including the sum of the outstanding principal balance of the Loans and the aggregate amount of all Letter of Credit Liabilities) to be greater than the Borrowing Base Availability.

§9.2        Unencumbered Leverage Ratio.  The Borrower will not at any time permit Consolidated Total Unsecured Indebtedness to exceed sixty percent (60%) of the Unencumbered Asset Value.

§9.3        Minimum Unencumbered Interest Coverage Ratio.  The Borrower will not at any time permit the Unencumbered Interest Coverage Ratio to be less than 2.0 to 1.00.

§9.4        Total Leverage Ratio.  The Borrower will not at any time permit Consolidated Total Indebtedness to exceed sixty percent (60%) of Consolidated Total Asset Value.

§9.5        Total Secured Leverage Ratio.

(a)           The Borrower will not at any time permit Consolidated Total Secured Indebtedness to exceed the percentage set forth below of Consolidated Total Asset Value for the period set forth below:

Period Ending	Percentage
December 31, 2013	55%
December 31, 2014	50%
June 30, 2015	45%
Thereafter	40%

(b)           Until such time as the REIT shall obtain an Investment Grade Rating, the amount of Secured Recourse Indebtedness (excluding the maximum amount of Indebtedness currently provided to Borrower under the Existing Credit Facilities as of the date of this Agreement) of the REIT and its Subsidiaries incurred after the Closing Date hereof shall not exceed $100,000,000.00; provided that the amount of Indebtedness permitted under the Existing Credit Facilities pursuant to this §9.5(b) shall reduce as each such Existing Credit Facility is prepaid, amortized, reduced or otherwise paid off or terminated after the date hereof.

§9.6        Adjusted Consolidated EBITDA to Consolidated Fixed Charges.  The Borrower will not at any time permit the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the most recently ended four (4) fiscal quarters to be less than 1.50 to 1.00.

§9.7        Minimum Consolidated Tangible Net Worth.  The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (a) $1,517,500,000.00, plus (b) seventy-five percent (75%) of the Net Offering Proceeds of each Equity Offering after September 30, 2011.

§9.8        Unhedged Variable Rate Debt.  The Borrower will not at any time permit the Unhedged Variable Rate Debt of REIT and its Subsidiaries to exceed twenty percent (20%) of Consolidated Total Asset Value.

§10.       CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue any Letter of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1      Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  Borrower shall deliver to Agent a Revolving Credit Note for each Lender that requests the same.  The Agent shall have received a fully executed counterpart of each such document.

§10.2      Certified Copies of Organizational Documents.  The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Unencumbered Borrowing Base Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower or such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3      Resolutions.  All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4      Incumbency Certificate; Authorized Signers.  The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5      Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Agent.

§10.6      Payment of Fees.  The Borrower and the Guarantors shall have paid to the Agent the fees payable pursuant to §4.2 and §4.3.

§10.7      Performance; No Default.  The Borrower and the Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8      Representations and Warranties.  The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.9      Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10    Eligible Real Estate Qualification Documents.  The Eligible Real Estate Qualification Documents for each Unencumbered Borrowing Base Property included in the Borrowing Base as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance satisfactory to the Agent.

§10.11    Compliance Certificate.  The Agent shall have received a Compliance Certificate and Borrowing Base Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter for which REIT has provided financial statements under §6.4 adjusted in the best good faith estimate of REIT as of the Closing Date.

§10.12    Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.13    Reserved.

§10.14    Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.        CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1      Prior Conditions Satisfied.  All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or Letter of Credit is to be issued.

§11.2      Representations True; No Default.  Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty that is qualified by any materiality standard shall be required to be true and correct in all respects), and no Default or Event of Default shall have occurred and be continuing.

§11.3      Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.

§12.        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1      Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans or any reimbursement obligations with respect to the Letters of Credit when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower shall fail to pay any interest on the Loans or any fees or other sums due hereunder or under any of the other Loan Documents (other than those described in §12.1(a)) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §§9.1 - 9.8;

(d)           the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(e)           any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of a Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)           the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement, or any other event occurs, contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or under a Derivatives Contract or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, settlement or purchase thereof; provided that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to pay or perform or the occurrence of such event, together with other failures to pay or perform or the occurrence of such events as described in this §12.1(f), involve singly or in the aggregate (i) obligations for Indebtedness (other than Non-Recourse Indebtedness) totaling in excess of $25,000,000.00 or (ii) Non-Recourse Indebtedness totaling in excess of $50,000,000.00;

(g)          the Borrower, the Guarantors or any of their respective Material Subsidiaries (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(h)          a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, the Guarantors or any of their respective Material Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(i)           a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors or any of their respective Material Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j)           there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one or more uninsured or unbonded final judgments, orders or awards against the Borrower, the Guarantors or any of their respective Subsidiaries that exceed $50,000,000.00 per occurrence or in the aggregate in any calendar year;

(k)           any of the Loan Documents or the Contribution Agreement (if any) shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement (if any), or to contest or challenge the validity or enforceability of any of the Loan Documents or the Contribution Agreement (if any) shall be commenced by or on behalf of the Borrower or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement (if any) is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)           any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any of the Guarantors or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any of the Guarantors or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(m)          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, any of the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $20,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)          the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower, the Guarantors or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could have a Material Adverse Effect, or (ii) any of the Unencumbered Borrowing Base Properties;

(o)           any Change of Control shall occur; or

(p)           an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.  Upon demand by Agent or the Required Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Loan have been satisfied, the Lenders will cause a Loan to be made in the undrawn amount of all Letters of Credit.  The proceeds of any such Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.  In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, the Letter of Credit Liabilities shall become due and payable and the Borrower will deposit into the Collateral Account cash in an amount equal to the amount of all Letter of Credit Liabilities.  Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations.  Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

§12.2      Certain Cure Periods; Limitation of Cure Periods.  Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due, provided, however, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that with respect to a Default under §7.4(c) the Borrower cures such Default within ten (10) days of the date the deliveries under §7.4(c) are due, or with respect to the other Defaults covered by §12.1(d), in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to comply with §7.12, §7.14, §7.17, §8.1, §8.2, §8.3, §8.4, §8.5, §8.7, §8.8, §8.9, §8.10, §8.12, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

§12.3      Termination of Commitments.  If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans and issue Letters of Credit to the Borrower.  No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4      Remedies.  In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower and/or the Guarantors upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the Default Rate.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower and the Guarantors shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5      Distribution of Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)           First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)           Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) Swing Loans shall be repaid first; (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.3; (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13; and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses (but excluding the Swing Loans) shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)           Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6      Collateral Account.

(a)           As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this section.

(b)           Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders.  The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)           If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.  If a Swing Loan is not refinanced as a Base Rate Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)           If an Event of Default exists, the Required Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with §12.5.

(e)           So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f)           The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.  The Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Collateral Account, and Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Collateral Account.

§13.        SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and the Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender, Agent will promptly provide Borrower with notice of any such set off of which Agent has received written notice.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.        THE AGENT.

§14.1      Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2      Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3      No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders (or, where required hereunder, all of the affected Lenders).  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4      No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents.  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, the Guarantors or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank.  Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5      Payments.

(a)           A payment by the Borrower or the Guarantors to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b)           If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6      Holders of Notes.  Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7      Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8      Agent as Lender.  In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9      Resignation; Removal.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower.  The Required Lenders (excluding for the purposes hereof the Commitment of the Lender acting as Agent) may remove the Agent in the event of (a) a material breach by Agent in the performance of its duties hereunder which is not cured within thirty (30) days after written notice thereof to the Agent or (b) Agent’s gross negligence or willful misconduct.  Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender and as Swing Loan Lender.  Upon any such resignation or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender shall be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed.  If no successor Agent and, if applicable, Issuing Lender and Swing Loan Lender shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent, and, if applicable, successor Issuing Lender and successor Swing Loan Lender shall be reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed.  Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender and Swing Loan Lender hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender and Swing Loan Lender.  After any retiring Agent’s resignation or its removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender and Swing Loan Lender.  If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit.  Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10    Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower within such period.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable in any applicable jurisdiction.

§14.11    Agent May File Proofs of Claim.  In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12    Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.13    Approvals.  If consent of the Required Lenders is required for some action under this Agreement, or except as otherwise provided herein an approval of the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of  approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender.  If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.  The provisions of this §14.13 shall not apply to any matter requiring approval of all Lenders or all affected Lenders.

§14.14    Borrower Not Beneficiary.  Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§15.        EXPENSES.

The Borrower and the Guarantors agree to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income), and including any taxes payable on or with respect to the transactions contemplated by this Agreement, and further including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower and the Guarantors hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans in connection with the primary syndication of the Loans, (e) all other reasonable actual and verifiable out-of-pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the making of each advance and issuance of each Letter of Credit hereunder, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the reasonable fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower and the Guarantors or the administration thereof after the occurrence of a Default or Event of Default, including all such out-of-pocket expenses incurred in connection with any workout, restructuring or negotiation with respect thereto following the occurrence of a Default or an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans.  The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.        INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and each Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or either Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby or the Transactions, including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Borrowing Base Properties or the Loans, (b) any condition of the Unencumbered Borrowing Base Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Borrowing Base Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, and (i) shareholder or other lawsuits threatened or filed, or investigation undertaken as a result of the consummation of the Transactions, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower and the Guarantors shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  If, and to the extent that the obligations of the Borrower and the Guarantors under this §16 are unenforceable for any reason, the Borrower and the Guarantors hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

§17.        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letter of Credit remains Outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit.  The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.        ASSIGNMENT AND PARTICIPATION.

§18.1       Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender or an Affiliate of a Lender which is and remains controlled by or is under common control with the assigning Lender, to a Subsidiary which is and remains wholly-owned by such Lender, or to an Approved Fund), provided further that the Borrower will be deemed to have consented unless it provides notice to the Agent and the assigning Lender of its disapproval within ten (10) Business Days of receipt of such request, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit I annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any Guarantor or be a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, the Borrower) and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Guarantors and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.  Furthermore, in connection with the syndication of the Loan by Agent and Arranger, the Borrower agree to assist Agent and Arranger actively in achieving a timely syndication that is reasonably satisfactory to Agent and each Arranger, such assistance to include, among other things, (i) direct contact during the syndication between the Borrower’s senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as Agent or either Arranger may reasonably request, (ii) providing to Agent and each Arranger all financial and other information with respect to the Borrower and the transactions contemplated hereunder that Agent or either Arranger may reasonably request, including but not limited to financial projections relating to the foregoing, and (iii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

§18.2       Register.  The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3      New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to the Borrower.

§18.4      Participations.  Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower or the Guarantors, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any of the Guarantors and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release Borrower or any Guarantor (except as otherwise permitted under this Agreement).

§18.5      Pledge by Lender.  Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6      No Assignment by the Borrower or the Guarantors.  Neither the Borrower nor the Guarantors shall assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders.

§18.7      Disclosure.  The Borrower and the Guarantors each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  The Borrower and the Guarantors each agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.  Each Lender agrees for itself that it shall use reasonable efforts to hold confidential all non-public information obtained from the Borrower or the Guarantors that has been identified in writing as confidential by any of them, and shall use reasonable efforts to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law, rule, regulation or court order, each Lender shall notify the Borrower in writing of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7).  Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower or the Guarantors.  Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8      Amendments to Loan Documents.  Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation; provided, however, no documents or modifications shall increase or otherwise affect the Borrower’s or any Guarantor’s liabilities hereunder or under any Loan Document.

§18.9      Mandatory Assignment.  In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights and obligations hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit I and such Non-Consenting Lender’s original Note.  The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.8 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.10    Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.        NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia  30328
Attn:  Mr. Tayven Hike
Telecopy No.:  (770) 510-2195

and

McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia  30308
Attn:  William F. Timmons, Esq.
Telecopy No.:  (404) 527-4198

If to the Borrower:

Mid-America Apartments, L.P.
6584 Poplar Avenue
Memphis, Tennessee   38138
Attn:  Andrew Schaeffer
Telecopy No.:  (901) 682-6667

With a copy to:

Bass, Berry & Sims, PLC
100 Peabody Place, Suit 900
Memphis, Tennessee 38103
Attn:  John A. Stemmler
Telecopy No.:  (901)543-5999

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt or upon confirmation of delivery if transmitted by telegraph, telecopy, telefax or telex.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least five (5) days’ prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.        RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22.        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.        ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.       WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES OR DAMAGES OR OTHER REMEDIES EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.        DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.       CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than interest at the Default Rate) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Guarantor except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower or participation in a Letter of Credit other than based on its Commitment Percentage; (k) an amendment to this §27; (l) a waiver of any Default or Event of Default under §12.1(a) or §12.1(b); or (m) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) except that the Commitment of any Defaulting Lender may not be increased without the consent of such Lender.  The provisions of §14 may not be amended without the written consent of the Agent.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit or Issuing Lender without the consent of the Issuing Lender.  There shall be no amendment, modification or waiver of any provision of the Loan Documents with respect to Swing Loans or Swing Loan Lender without the written consent of Swing Loan Lender.  The Borrower and the Guarantors each agree to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower or the Guarantors hereunder.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or the Guarantors to other or further notice or demand in similar or other circumstances.

§28.        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.       TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.        NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.       REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.        NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower, the Guarantors or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.        PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34.        JOINT AND SEVERAL LIABILITY.

Each of the Borrower and the Guarantors covenants and agrees that each and every covenant and obligation of the Borrower or any Guarantor hereunder and under the other Loan Documents to which each is a party shall be the joint and several obligations of the Borrower and each Guarantor.

[continued on next page]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed under seal by its duly authorized representatives as of the date first set forth above.

BORROWER:

MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership

By:	Mid-America Apartment Communities, Inc., a Tennessee corporation, its sole general partner

	By:	/s/Al Campbell
	Name:	Al Campbell
	Title:	EVP, CFO

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/Tayven Hike
Name:	Tayven Hike
Title:	Vice President

(SEAL)

WELLS FARGO BANK, N.A.

By:	/s/Mary Lucy Lester
Name:	Mary Lucy Lester
Title:	Vice President

(SEAL)

REGIONS BANK

By:	/s/Lee Surtees
Name:	Lee Surtees
Title:	Vice President

(SEAL)

JPMORGAN CHASE BANK, N.A., a national banking association

By:	/s/Elizabeth R. Johnson
Name:	Elizabeth R. Johnson
Title:	Credit Banker

(SEAL)

UBS LOAN FINANCE LLC

By:	/s/Irja R. Otsa	/s/Joselin Fernandes
Name:	Irja R. Otsa	Joselin Fernandes
Title:	Associate Director	Associate Director

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BANK OF MONTREAL, CHICAGO BRANCH

By:	/s/Lloyd Baron
Name:	Lloyd Baron
Title:	Vice President

(SEAL)

FIFTH THIRD BANK, an Ohio Banking Corporation

By:	/s/Michael P. Perillo
Name:	Michael P. Perillo
Title:	Officer

(SEAL)

PNC BANK, NATIONAL ASSOCIATION

By:	/s/Andrew T. White
Name:	Andrew T. White
Title:	Senior Vice President

(SEAL)

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/Elizabeth H. Vaughn
Name:	Elizabeth H. Vaughn
Title:	Senior Vice President

(SEAL)